Exhibit 10.2

                              SHAREHOLDER AGREEMENT

      THIS AGREEMENT, made as of the 24th day of February 2003, by and among, David Howard, Edward Rutkowski and Marc Walther (individually "Shareholder" and collectively "Shareholders");

      WHEREAS, the Shareholders each own one-third of the voting shares of common stock of Americhip Ventures, Inc. ("AVI") and are considering entering into an Agreement and Plan of Reorganization whereby, among other things, their collective shares of common stock in AVI would be converted into Sixty Million (60,000,000), or 60%, of the authorized share of common stock ("Shares") of Southborrough Ventures, Inc., a Nevada corporation ("Company");

      WHEREAS, it is important to each Shareholder in entering into this reorganization that they vote their Shares of Company common stock as a block in order to maintain control of the Board of Directors and management of the Company;

      WHEREAS, the Shareholders have reached an agreement with regards to such cooperation and wish to reduce that agreement to writing;

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound thereby, the Shareholders agree as follows:

                                VOTING AGREEMENT

1. Each Shareholder shall vote his Share in the Company so that each Shareholder is elected a director of the Company during the term of this agreement, provided, however that nothing in this Agreement prevents a Director from being removed for cause (i.e. misfeasance or nonfeasance) and that a Director so removed shall not have a right under this Agreement for reelection.

2. On all other matters, each Shareholder will consult with the other Shareholders and will act jointly in exercising his voting rights with respect to the Shares. If the parties fail to agree unanimously concerning voting, the question in disagreement shall be decided by a majority of the Shares, and each Shareholder shall vote all of his Shares in accordance with the decision of the majority.

3. Prior to the Company's annual meeting of shareholders each year, the Shareholders will meet and collectively appoint one of themselves as a proxy to vote, as provided pursuant to this agreement, the shares of any Shareholders who is not present or does not vote at any meeting of the shareholders of the Company. Each Shareholder shall execute a written


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      Proxy appointing one of the Shareholders as his proxy consistent with the terms hereof.

4. This Agreement constitutes a voting agreement under subsection 3 of the Nevada Business Corporation Act, NRS ss.78.365, as amended.

5. Paragraphs 1 through 4 of this Agreement shall remain in effect so long as each Shareholder is a shareholder in the Company; provided however, that its maximum term and any extension thereof is subject to the terms of NRS ss.78.365.

                            RESTRICTIONS ON TRANSFER

6. Every sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, encumbrance, alienation or other disposition, whether by operation of law or otherwise ("transfer") of any Shares shall be made only upon compliance with this Agreement. No Shares shall be transferred
      (i) without compliance with any and all state and federal securities laws and regulations; and (ii) unless the transferee provides the Shareholder with the information and agreements that the remaining Shareholders may require in connection with such transfer. Subject to applicable law, any attempted transfer of Shares in violation of this Agreement is null and void ab initio. Each share certificate shall be endorsed with a legend referencing this Agreement.

7. If a Shareholder desires or attempts to transfer all or part of his Shares, such transferring Shareholder (herein called the "Offeror") shall first offer such Shares (the "Available Shares") to the other Shareholders for purchase. Such offer shall be given by written notice mailed to each Shareholder by certified mail addressed to the Shareholder's address as listed in the Company's stock book. Such written notice, in addition to stating the Shares being offered for transfer, shall identify the proposed transferee, state the material price and the terms of the transfer. A notice which fails to state each such item shall be null and void.

8. Each Shareholder shall have the right to elect, by providing written notice of same to the transferring Shareholder, to purchase the Available Shares pursuant to the terms of the Offer for a period of ten (10) business days from the date of receipt of the notice ("Option Period"), provided, however, that a Shareholder electing to purchase shall have at least sixty (60) days from the date of such election to arrange for financing such purchase. The remaining Shareholders shall agree among themselves as to what proportions of the Available Shares shall be purchased by each of them. If they do not agree, then each Shareholder who desires to purchase a portion of the Available Shares shall have the right to purchase such fraction of Available Shares as is computed in the following manner:

      (a) The numerator of the fraction shall be the number corresponding to the Shares then owned by such Shareholder;


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      (b)   The denominator of such fraction shall be the number corresponding to the sum of all Shares then owned by all of the Shareholders who desire to accept such Offer and exercise the Option.

      Provided, however, that no Shareholder shall have the right to purchase any part of the Available Shares unless all of the Available Shares are purchased pursuant to the exercise of the Option. The Shareholders desiring to buy the Available Shares shall exercise the Option by mailing written "Notice of Exercise of Option" to the last known address of the Offeror by certified mail prior to the expiration of the Option Period.

      If the Option is not exercised by the other Shareholders within the Option Period, the Offeror shall then have the right to transfer all of the Available Shares (but not less than all) to the proposed transferee identified in the Notice at a price not less than the transfer price at which the Available Shares were offered for transfer pursuant to the Option and on the same terms and conditions. The Offeror shall have such right of transfer of the Available Shares for a period of sixty (60) days immediately succeeding the expiration of the Option Period; and upon the expiration of such sixty (60) day period, if the Offeror has not transferred the Available Shares as permitted above, all of the restrictions upon the transfer imposed herein shall reapply to the Available Shares.

9. When the transfer is by operation of law, the price shall be determined by mutual agreement among the Shareholders. If they are unable to reach such agreement within 30 days after the initiation of such process by written notice from one Shareholder to the other, Shareholders each shall have the right to demand arbitration by filing a demand in writing with others, within 90 days thereafter. The Shareholders may agree upon one arbitrator, but in the event that they cannot agree, there shall be three arbitrators, one named in writing by: (i) the transferring Shareholder; and (ii) the non-transferring Shareholder within 15 days after demand for arbitration is made, and a third arbitrator chosen by the two appointed within 15 days after appointment. Should either party refuse or neglect to join in the appointment of the arbitrators, they shall be appointed in accordance with the provisions of the American Arbitration Association. All arbitration hearings conducted hereunder shall take place in Michigan, at the time and place selected by the arbitrators. Notice shall be given and the hearing conducted in accordance with the rules of the American Arbitration Association. If there are three arbitrators, the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of their decision shall be a condition precedent to any right of legal action on the dispute. In either case, the determination so made shall be conclusive and binding on the Shareholders, and a judgment upon the arbitrators' decision may be entered in any court having jurisdiction thereof. The cost of such arbitration shall be determined by the arbitrators.

10. The above restrictions on transfer (both Paragraphs 6 through 9) are non-assignable and reapply to the transferee of any Shares and all Shares so transferred.


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11.   Each party expressly consents to the enforcement of this agreement by specific performance.

12. This agreement sets forth the entire agreement of the parties with regard to the subject matter thereof and may be amended only by the written consent of all parties. The agreement shall be binding on the parties and their legal representatives, heirs, successors, and assigns.


                                        /s/_______________________________
                                           Marc Walther


                                        /s/_______________________________
                                           Edward Rutkowski


                                        /s/_______________________________
                                           David Howard


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